                                                                      EXHIBIT 12

                             TEXAS UTILITIES COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------------------
                                                              1997         1996         1995         1994          1993
                                                           ----------   ----------   ----------    ----------   ----------
                                                                          THOUSAND OF DOLLARS, EXCEPT RATIOS
EARNINGS:
     Net income (loss)                                     $  660,454   $  753,606   $ (138,645)   $  542,799   $  368,660
     Add: Total federal income taxes (benefit)                376,898      375,232      (60,035)      326,638      209,544
          Fixed charges (see detail below)                    854,822      851,482      732,313       752,892      782,439
          Preferred dividends of subsidiaries                  27,983       53,358       84,914       101,883      115,232
                                                           ----------   ----------   ----------    ----------   ----------
                Total earnings                             $1,920,157   $2,033,678   $  618,547    $1,724,212   $1,475,875
                                                           ==========   ==========   ==========    ==========   ==========

FIXED CHARGES:
     Interest expense                                      $  762,937   $  797,893   $  706,183    $  726,875   $  752,802
     Rentals representative of the interest factor             22,184       20,588       24,329        26,017       29,637
     Distributions on preferred trust securities
          of subsidiaries (a)                                  69,701       33,001        1,801            --           --
                                                           ----------   ----------   ----------    ----------   ----------
                Fixed charges deducted from earnings          854,822      851,482      732,313       752,892      782,439
     Preferred dividends  of subsidiaries (pretax) (b)         43,952       79,926      121,683       163,193      180,729
                                                           ----------   ----------   ----------    ----------   ----------
                Total fixed charges                        $  898,774   $  931,408   $  853,996    $  916,085   $  963,168
                                                           ==========   ==========   ==========    ==========   ==========
RATIO OF EARNINGS TO FIXED CHARGES                               2.14         2.18         0.72(c)       1.88         1.53
                                                           ==========   ==========   ==========    ==========   ==========


(a) Distributions on preferred trust securities are deductible for tax purposes.

(b) Preferred dividend requirements of subsidiaries multiplied by the ratio of pre-tax income to net income.

(c) For the year ended December 31, 1995, fixed charges exceeded earnings by $235 million.